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                            PARTICIPATION AGREEMENT

                                     AMONG

                            THE DREYFUS CORPORATION;
             DREYFUS VARIABLE INVESTMENT FUND; THE DREYFUS SOCIALLY
         RESPONSIBLE GROWTH FUND, INC.; DREYFUS LIFE AND ANNUITY INDEX
      FUND, INC. (D/B/A DREYFUS STOCK INDEX FUND); AND DREYFUS INVESTMENT
                                   PORTFOLIOS

                                      AND

         HARTFORD LIFE INSURANCE COMPANY AND HARTFORD LIFE AND ANNUITY
                               INSURANCE COMPANY.

THIS AGREEMENT is made and entered into as of the 31st day of July, 2000 by and among THE DREYFUS CORPORATION, a New York Corporation ("Adviser"); DREYFUS VARIABLE INVESTMENT FUND, a Massachusetts Business Trust; THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. a Maryland Corporation; DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS STOCK INDEX FUND) a Maryland Corporation; AND DREYFUS INVESTMENT PORTFOLIOS, a Massachusetts Business Trust (each a "Fund," collectively the "Investment Company"), and HARTFORD LIFE INSURANCE COMPANY, a Connecticut corporation, and HARTFORD LIFE AND ANNUITY INSURANCE COMPANY, a Connecticut corporation, (collectively the "Insurance Company"), on their behalf and on behalf of each segregated asset account of the Insurance Company set forth on Schedule A hereto, as may be amended from time to time (each such account hereinafter referred to as the "Account").

WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the offering of its shares is registered under the Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, the beneficial interest in or common stock of the Dreyfus Variable Investment Fund and the Dreyfus Investment Portfolios is divided into several series of shares, each designated a "Portfolio" and representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Investment Company was organized to act as the investment vehicle for variable annuity and variable life insurance contracts to be offered by separate accounts of insurance


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companies that have entered into participation agreements with the Investment
Company substantially identical to this Agreement ("Participating Insurance Companies") and for qualified retirement and pension plans ("Qualified Plans"); and

WHEREAS, the Investment Company has obtained an order from the Securities and Exchange Commission (the "SEC") granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15)
thereunder, to the extent necessary to permit shares of the Investment Company to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and by Qualified Plans (the "Mixed and Shared Funding Exemptive Order"); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940 and any applicable state securities law; and

WHEREAS, the Insurance Company has registered or will register under the 1933 Act the variable annuity and variable life insurance contracts, delineated on Schedule B hereto, under which the Portfolios and Funds are to be made available as investment vehicles (the "Contracts"), unless an exemption from registration is available; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the board of directors of the Insurance Company on the date shown for that Account on Schedule A hereto, to set aside and invest assets attributable to the Contracts; and

WHEREAS, the Insurance Company has registered or will register each Account as a unit investment trust under the 1940 Act, unless an exemption from registration is available; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Insurance Company intends to purchase shares of the Portfolios and Funds at net asset value on behalf of each Account to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties hereto agree as follows:

                                   ARTICLE I
                                 SALE OF SHARES

1.1. The Investment Company agrees to sell to the Insurance Company its or its Portfolio's shares, delineated on Schedule A hereto, of which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Investment Company or its designee of the order for the shares of the Investment Company. For purposes of this Section 1.1, the Insurance Company shall be the designee of the Investment Company for receipt of such orders from the Accounts and receipt by such designee shall constitute receipt by the Investment Company; provided that the

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Investment Company receives notice of such order by 9:30 a.m., Eastern Time, on the next following Business Day. In this Agreement, "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Investment Company calculates its net asset value pursuant to the rules of the SEC, as set forth in the Investment Company's prospectus.

1.2. The Investment Company agrees to make its shares available for purchase at the applicable net asset value per share by the Insurance Company and its Accounts on those days on which the Investment Company calculates its net asset values pursuant to rules of the SEC. The Investment Company shall use reasonable efforts to calculate its or its Portfolios' not asset values on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the directors or trustees of the Investment Company may refuse to sell shares of any Portfolio or Fund to any person, or suspend or terminate the offering of shares of any Portfolio or Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the directors or trustees of the Investment Company, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of that Portfolio or Fund.

1.3. The Investment Company agrees that shares of the Investment Company will be sold only to separate accounts of Participating Insurance Companies and to Qualified Plans for use in conjunction with variable life insurance policies or variable annuities. No shares of any Portfolio or Fund will be sold to the general public.

1.4. The Investment Company will not sell its shares to any Participating Insurance Company's separate account or to a Qualified Plan unless an agreement containing provisions substantially the same as Sections 2.2, 3.1, 3.2, and 7.1 -7.4 of this Agreement is in effect to govern such sales.

1.5. The Investment Company agrees to redeem, at the Insurance Company's request, any full or fractional shares of the Investment Company held by an Account, executing such requests on a daily basis at the net asset value next computed after receipt by the Investment Company or its designee of the request for redemption. For purposes of this Section 1.5, the Insurance Company shall be the designee of the Investment Company for receipt of requests for redemption from each Account and receipt by that designee shall constitute receipt by the Investment Company; provided that the Investment Company receives notice of the request for redemption by 9:30 a.m., Eastern Time, on the next following Business Day.

1.6. The Insurance Company agrees to purchase and redeem the shares of each Portfolio or Fund offered by the then-current prospectus of the Investment Company in accordance with the provisions of that prospectus. The Insurance Company will place separate orders to purchase or redeem shares of each Portfolio or Fund. Each order shall describe the net amount of shares and dollar amount of each Portfolio or Fund to be purchased or redeemed.

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1.7.  In the event of net purchases, the Insurance Company shall pay for
Investment Company shares by 12:00 noon, Eastern Time, on the next Business Day after an order to purchase Investment Company shares is made in accordance with the provisions of Section 1.1. Payment shall be in federal funds transmitted by wire before 12:00 noon, Eastern Time, on the next Business Day after an order to redeem Fund Shares is made. For the purpose of Sections 2.9 and 2.10, upon receipt by the Investment Company of the federal funds so wired, such funds shall cease to be the responsibility of the Insurance Company and shall become the responsibility of the Investment Company. Payment of net redemption proceeds (aggregate redemptions of a Portfolio's or Fund's shares by an Account minus aggregate purchases of that Portfolio's or Fund's shares by that Account) of less than $1 million for a given Business Day will be made by wiring federal funds to the Insurance Company on the next Business Day after receipt of the redemption request. Payment of net redemption proceeds of $1 million or more will be made by wiring federal funds within three Business Days after receipt of the redemption request.

1.8. Issuance and transfer of the Investment Company's shares will be by book entry only. Stock certificates will not be issued to the Insurance Company or any Account. Shares ordered from the Investment Company will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9. The Investment Company shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Insurance Company of any income, dividends or capital gain distributions payable on the Portfolios' or Funds' shares. The Insurance Company hereby elects to receive all income dividends and capital gain distributions payable on a Portfolio's or Fund's shares in additional shares of that Portfolio or Fund. The Insurance Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Investment Company shall notify the Insurance Company of the number of shares issued as payment of dividends and distributions.

1.10. The Investment Company shall make the net asset value per share for each Portfolio or Fund available to the Insurance Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make those per share net asset values available by 6:00 p.m., Eastern Time.

       a. If the Investment Company provides materially incorrect share net asset value information through no fault of Insurance Company, the Accounts shall be entitled to an adjustment with respect to the Fund shares purchased or redeemed to reflect the correct net asset value per share.

       b. The determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC's recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to Insurance

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Company upon discovery. The Fund and/or its agents shall indemnify and hold harmless Hartford against any amount Insurance Company is legally required to pay qualified plans ("Plans") or Contract owners, and which amount is due to the Fund's or its agents' material miscalculation and/or incorrect reporting of the daily net asset value, dividend rate or capital gains distribution rate. Insurance Company shall submit an invoice to the Fund or its agents for such losses incurred as a result of the above which shall be payable within sixty
(60) days of receipt. Should a miscalculation by the Fund or its agents result in a gain to Insurance Company, Insurance Company shall immediately reimburse the Fund or its agents for any material losses incurred by the Fund or its agents as a result of the incorrect calculation. Should a material miscalculation by the Fund or its agents result in a gain to the Plans or Contract owners, Insurance Company will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Fund or its agents. Insurance Company shall then make such reasonable effort, at the expense of the Fund or its agents, to recover the money and repay the Fund or its agents; but Insurance Company shall not be obligated to take legal action against the Plan or Contract owners.

With respect to the material errors or omissions described above, this section shall control over other indemnification provisions in this Agreement.

                                   ARTICLE II
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.1. The Insurance Company represents, warrants and agrees that (i) the offerings of the Contracts are or will be registered under the 1933 Act, unless otherwise exempt from registration, (ii) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, and (iii) the sale of the Contracts shall comply in all material respects with applicable state insurance suitability requirements. The Insurance Company further represents that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the Connecticut Insurance Code and has registered, or warrants and agrees that prior to any issuance or sale of the Contracts it will register, unless otherwise exempt from registration, each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated asset account for the Contracts.

2.2. The Investment Company warrants and agrees that Investment Company shares sold pursuant to this Agreement shall be registered under the 1933 Act and the regulations thereunder to the extent required, duly authorized for issuance and sale in compliance with the laws of each jurisdiction in which shares will be offered and all applicable state and federal securities laws, and that the Investment Company is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required. The Investment Company warrants and agrees that it shall amend the registration statement

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for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.3. The Investment Company represents that it is lawfully organized and validly existing under the laws of the State of its incorporation and represents, warrants and agrees that it does and will comply in all material respects with the 1940 Act.

2.4. The Investment Company represents that it is currently qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 as amended ("the Code") and warrants and agrees that (i) it will make every effort to maintain its qualification (under Subchapter M or any successor or similar provision) and (ii) it will notify the Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.5. If the Investment Company determines that it is necessary, the Investment Company will obtain prior to sale or issuance of the Contracts, an order from the SEC, granting participating insurance companies and variable insurance product separate accounts exemptions from the provisions of the 1940 Act, as amended, and the rules thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable insurance product separate accounts of both affiliated and unaffiliated life insurance companies.

2.7. The Investment Company represents and warrants that all of its officers, employees, investment advisers, investment sub-advisers, and other individuals or entities described in Rule 17g-1 under the 1940 Act dealing with the money and/or securities of the Investment Company are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Investment Company in an amount not less than the minimum coverage required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. That fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. Further, Investment Company represents and warrants that it is insured under a professional liability policy providing errors and omissions coverage in the amount of at least $50 million dollars.

2.8. The Insurance Company represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities described in Rule 17g-1 under the 1940 Act are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Investment Company, in an amount not less than the minimum coverage required currently for entities subject to the requirements of Rule 17g-1 under the 1940 Act or related provisions or may be promulgated from time to time, The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

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2.9.  For its unregistered Accounts which are exempt from registration under the
1940 Act in reliance upon Section 3(c)(1) or Section 3(c)(7) thereof, the Insurance Company represents and agrees that:

       (a) Hartford Equity Sales Company is the principal underwriter for each such unregistered Account and its subaccounts and is a registered broker-dealer under the Securities and Exchange Act of 1934 (the "1934 Act");

       (b) the shares of the Portfolios or Fund of the Investment Company are and will continue to be the only investment securities held by the corresponding Account subaccounts; and

       (c) with regard to each Portfolio or Fund, the Insurance Company, on behalf of the corresponding Account subaccount, will,

         (i) vote such shares held by it in the same proportion as the vote of all other holders of such shares; and

         (ii) refrain from substituting shares of another security for such shares unless the SEC has approved such substitution in the manner provided in Section 26 of the 1940 Act.

                                  ARTICLE III
 PROSPECTUSES; REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS; VOTING & EXPENSES

3.1 Investment Company shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth
(15th) Business Day of the following month.

3.2 Investment Company shall distribute to Insurance Company copies of the Investment Company's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Investment Company customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant. Insurance Company may elect to print the Investment Company's prospectus and/or its statement of additional information in combination with other fund companies' prospectuses and statements of additional information, which are also offered in Insurance Companies insurance product at their own cost. At Insurance Company's request, the Investment Company will provide, in lieu of printed documents, camera-ready copy or diskette of prospectuses, annual and semi-annual reports for printing by the Insurance Company.

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3.3  Insurance Company will provide Investment Company on a semi-annual basis, or more frequently as reasonably requested by the Investment Company, with a current tabulation of the number of existing Variable Contract owners of Insurance Company and or holders of insurance certificates, whose Variable Contract values are invested in the Investment Company. This tabulation will be sent to Investment Company in the form of a letter signed by a duly authorized officer of the Insurance Company attesting to the accuracy of the information contained in the letter.

3.4 The charge to each Investment Company for all expenses and costs of the Investment Company, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be included in the determination of the Investment Company's daily net asset value per share.

3.5 Except as provided in this Article and particularly in the following sentence, Insurance Company shall not be required to pay directly any expenses of any Investment Company or expenses relating to the distribution of its shares. Insurance Company shall pay the following expenses or costs:

       a. Such amount of the production expenses of any Investment Company materials, including the cost of printing an Investment Company's Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Investment Company or its designee and Insurance Company shall agree from time to time. Such materials shall not include Investment Company proxy solicitation materials.

       b. Distribution expenses of any Investment Company materials or marketing materials for prospective Insurance Company Contractholders and Participants.

       c. Distribution expenses of any Investment Company materials or marketing materials for Insurance Company Contractholders and Participants. Such materials shall not include Investment Company proxy solicitation materials.

Except as provided herein, Insurance Company shall not be responsible for any other Investment Company expenses.

3.5. Unregistered separate accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") will refrain from voting shares for which no instructions are received if such shares are held subject to the provisions of ERISA.

3.6. The Investment Company will comply with all provisions of the 1940 Act and the rules thereunder requiring voting by shareholders.

3.7 Each Investment Company shall provide Insurance Company with copies, at no cost to Insurance Company, of the Investment Company's proxy material, reports to

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shareholders and other communications to shareholders in such quantity as
Insurance Company shall reasonably require for distributing to Contractholders or Participants.

Insurance Company shall:

     (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

     (b) vote the Investment Company's shares in accordance with instructions received from Contractholders or Participants; and

     (c) vote the Investment Company shares for which no instructions have been received in the same proportion as Participating Fund shares for which instructions have been received.

Insurance Company agrees at all times to vote its General Account shares in the same proportion as the Investment Company shares for which instructions have been received from Contractholders or Participants. Insurance Company further agrees to be responsible for assuring that voting the Investment Company shares for the Separate Account is conducted in a manner consistent with other Participating Companies.

3.8 Insurance Company agrees that it shall not, without the prior written consent of each applicable Investment Company and Adviser, solicit, induce or encourage Contractholders to (a) change or supplement the Investment Company's current investment adviser or (b) change, modify, substitute, add to or delete from the current investment media for the Contracts.

                                   ARTICLE IV
             DISCLOSURE DOCUMENTS, SALES MATERIAL, AND INFORMATION

4.1. The Insurance Company shall furnish, or shall cause to be furnished, to the Investment Company or its designee, each piece of sales literature and other promotional material in which the Investment Company, the Adviser or a sub-adviser of one of the Portfolios or Funds is named, at least fifteen calendar days prior to its use. No such material shall be used unless the Investment Company, Adviser, or its designee approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Investment Company or its designee, as the case may be, shall use all reasonable efforts to respond within ten days of receipt

4.2. The Insurance Company shall not make any representations or statements on behalf of the Investment Company or Adviser or concerning the Investment Company or Adviser in connection with the sale of the Contracts other than the information or representations contained in the Investment Company's registration statement, prospectus or statement of

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additional information, as that registration statement, prospectus or statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Investment Company, or in sales literature and other promotional material approved by the Investment Company or its designee, except with the permission of the Investment Company or the Adviser.

4.3. The Investment Company or its designee, shall furnish, or shall cause to be furnished, to the Insurance Company or its designee, each piece of sales literature and other promotional material in which the Insurance Company or any Account is named at least fifteen calendar days prior to its use. No such material shall be used unless the Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

4.4. The Investment Company shall not give any information or make any representations on behalf of the Insurance Company or concerning the Insurance Company, any Account, or the Contracts other than the information or representations contained in a offering memorandum, registration statement, prospectus or statement of additional information for the Contracts, as that offering memorandum, registration statement, prospectus or statement of additional information may be amended or supplemented from time to time, or in published reports for any Account which are in the public domain or approved by the Insurance Company for distribution to Contract owners, or in sales literature, and other promotional material approved by the Insurance Company or its designee, except with the permission of the Insurance Company.

4.5. The Investment Company will provide to the Insurance Company at Insurance Company's request, at least one complete copy of each offering memorandum, registration statement, prospectus, statement of additional information, report, proxy statement, piece of sales literature and other promotional material, application for exemption, request for no-action letter, and any amendment to any of the above, that relates to the Investment Company or its shares.

4.6. The Insurance Company will provide to the Investment Company, at the Investment Company's request, at least one complete copy of each offering memorandum, registration statement, prospectus, statement of additional information, report, solicitation for voting instructions, piece of sales literature and other promotional material, application for exemption, request for no-action letter, and any amendment to any of the above, that relates to the Contracts or the Accounts.

4.7. For purposes of this Article IV, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters,

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form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials, and any other material constituting sales literature or advertising under NASD rules, the 1933 Act or the 1940 Act.

4.8. At the request of any party to this Agreement, each other party will make available to the other party's independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested.

                                   ARTICLE V
                                DIVERSIFICATION

5.1. The Investment Company represents and warrants that, at all times, the Investment Company will comply with the diversification requirements for variable annuity, endowment, modified endowment or life insurance contracts set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and any amendments or other modifications to that section or regulation at all times necessary to satisfy those requirements. The Investment Company will notify the Insurance Company immediately upon having a reasonable basis for believing that it has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify and to achieve compliance within the grace period afforded by Regulation 1.817-5.

                                   ARTICLE VI
                              POTENTIAL CONFLICTS

6.1. The directors or trustees of the Investment Company will monitor the Investment Company for the existence of any material irreconcilable conflict among the interests of the variable contract owners of all separate accounts investing in the Investment Company. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio or Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (a decision by a Participating Insurance Company to disregard the voting instructions of variable contract owners. The directors or trustees of the Investment Company shall promptly inform the Insurance Company if they determine that a material irreconcilable conflict exists and the implications thereof. The directors or trustees of the Investment Company shall have sole authority to determine whether a material

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irreconcilable conflict exists and their determination shall be binding upon the
Insurance Company.

6.2. The Insurance Company and the Adviser each will report any potential or existing conflicts of which it is aware to the directors or trustees of the Investment Company. This includes, but is not limited to, an obligation by the Insurance Company to inform the Board whenever contract owner voting instructions are disregarded.

6.3. If it is determined by a majority of the directors or trustees of the Investment Company, or a majority of the directors or trustees who are not interested persons of the Investment Company, any of its Portfolios of Funds, or the Adviser (the " Independent Directors or Trustees"), that a material irreconcilable conflict exists due to issues relating to the Contracts, the Insurance Company and/or other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors or Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including withdrawal of the affected Account's investment in the Investment Company. No charge or penalty will be imposed as a result of such withdrawal.

6.4 The Insurance Company will, at the request of the Investment Company or the Adviser, at least annually, submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be available to the Securities and Exchange Commission upon request.

                                  ARTICLE VII
                                INDEMNIFICATION

7.1.  Indemnification by the Insurance Company

7.1(a). The Insurance Company agrees to indemnify and hold harmless each Fund, the Adviser, any Investment Company sub-investment advisor (if applicable), each respective Fund's distributor, and their respective affiliates and, each of their directors, trustees, officers, employees or agents, and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (Including amounts paid in settlement with the written consent of the Insurance Company which consent shall not be unreasonably withheld) or expenses (including reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees in connection therewith) (collectively "Losses"), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as

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such Losses or settlements are related to the sale, acquisition, or redemption of the Investment Company's shares or the Contracts and:

       (i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the disclosure document for the Contracts or contained in the Contracts or in sales literature for the Contracts generated or approved by Insurance Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively "Company Documents" for the purpose of this Section 8.1), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Insurance Company by or on behalf of the Investment Company for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Investment Company shares;

       (ii) arise out of or as a result of statements or representations (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 8.2 (A)(1) or wrongful conduct of the Insurance Company or persons under its control, with respect to the sale or distribution of the Contracts or Investment Company shares;

       (iii) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents, as defined in Section 8.2 (A)(1), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished in writing to the Investment Company by or on behalf of the Insurance Company;

       (iv) arise out of or result from any failure by the Insurance Company to provide the services and furnish the materials under the terms of this Agreement; or

       (v) arise out of or result from any material breach of any representation, warranty or agreement made by the Insurance Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Insurance Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

7.1(b). The Insurance Company shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful malfeasance or negligence in the performance of that Indemnified Party's duties or by reason of that Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Investment Company, whichever is applicable.

7.1(c). The Insurance Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless that Indemnified Party shall have notified the Insurance Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon that Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent). Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Insurance Company of its obligations hereunder except to the extent that the Insurance Company has been prejudiced by such failure to give notice. In addition, any failure by the Indemnified Party to notify the Insurance Company of any such claim shall not relieve the Insurance Company from any liability which it may have to the Indemnified Party against whom the action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Insurance Company shall be entitled to participate, at its own expense, in the defense of the action. The Insurance Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Insurance Company to the Indemnified Party of the Insurance Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Insurance Company will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by the party independently in connection with the defense thereof other than reasonable costs of investigation.

7.1(d). The Indemnified Parties will promptly notify the Insurance Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Investment Company's shares or the Contracts or the operation of the Investment Company.

7.2.  Indemnification by the Adviser and Investment Company

7.2(a). The Adviser and each Fund severally agrees to indemnify and hold harmless the Insurance Company, each of its directors, officers, employees or agents, and each person, if any, who controls the Insurance Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser which consent shall not be unreasonably withheld) or expenses (including reasonable costs of investigating or defending any alleged loss, claim, damage, liability, or expense and reasonable legal counsel fees in connection therewith) (Collectively "Losses") to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such Losses or settlements are related to the sale, acquisition, or redemption of the Investment Company's shares or the Contracts and:

    (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of the Fund (or any amendment or supplement to any of the foregoing), (collectively, the "Fund Documents") or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if the statement or omission or alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Adviser or the Fund or its designee by or on behalf of the Insurance Company for use in the registration statement or prospectus for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares;

    (ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Adviser or the Fund or persons under its control) or wrongful conduct of the Fund or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares;

    (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Contracts, or any amendment thereof or supplement thereto, of the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Insurance Company by or on behalf of the Fund;

    (iv) result from any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Article V of this Agreement); or

    (v) arise out of or result from any material breach of any representation, warranty or agreement made by the Adviser or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund; as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof

7.2(b). The Adviser or the Fund shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified party would otherwise be subject by reason of such Indemnified Party's willful malfeasance or negligence in the performance of the Indemnified Party's duties or by reason of the Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Insurance Company or the Accounts, whichever is applicable.

7.2(c). The Adviser or each Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless the Indemnified Party shall have notified the Adviser or Fund or its designee in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent). Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Adviser or the Fund of its obligations hereunder except to the extent that the Adviser or the Fund has been prejudiced by such failure to give notice. In addition, any failure by the Indemnified Party to notify Adviser or the Fund or its designee of any such claim shall not relieve the Adviser or the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser or the Fund will be entitled to participate, at its own expense, in the defense thereof. The Adviser or the Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser or the Fund to the Indemnified Party of the Adviser's s or the Fund's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser or the Fund will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by that party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2(d). The Insurance Company agrees to notify the Adviser or the Fund or its designee promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Accounts.

7.3 A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification. The indemnification provisions shall survive termination of this Agreement.

7.4 Insurance Company shall indemnify and hold each respective Fund, Advisor and sub-investment adviser (if any) of the Fund harmless against any tax liability incurred by the Fund under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Accounts or the account of its affiliates.

                                  ARTICLE VIII
                                 APPLICABLE LAW

8.1. This Agreement shall be construed and provisions hereof interpreted under and in accordance with the laws of the State of New York.

8.2. This Agreement its terms and definitions, shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including any exemptions from those statutes, rules and regulations the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

                                   ARTICLE IX
                                  TERMINATION

9.1 This Agreement shall continue in full force and effect until the first to occur of:

       A. Termination by any party for any reason upon six-months advance written notice delivered to the other parties, unless such shorter time is agreed to by the parties; or

       B. Termination by Insurance Company by written notice to the Adviser and the Investment Company or its designee with respect to any Fund in the event any of the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by the Insurance Company; or

       C. Termination by the Insurance Company upon written notice to the Adviser and Investment Company with respect to any Fund in the event that such Investment Company ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision;

       D. Termination by Insurance Company upon written notice to the Adviser and Investment Company or its designee with respect to any Fund in the event that such Fund fails to meet the diversification requirements specified in this Agreement;

       E. Termination by the Adviser or any Investment Company upon written notice to the Insurance Company, upon the institution of formal proceedings against Insurance Company by the SEC, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Investment Company's reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder;

       F. Termination by any Adviser or Investment Company upon written notice to the Insurance Company, if the Adviser or Investment Company shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Investment Company or Adviser, the Adviser or such Investment Company shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Adviser or Investment Company shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

       G. Upon termination of the Investment Advisory Agreement between that Investment Company and the Adviser or its successors unless Insurance Company specifically approves the selection of a new Investment Company investment adviser. Such Investment Company shall promptly furnish notice of such termination to Insurance Company;

       H. Termination by the Adviser or any Investment Company upon written notice to the Insurance Company, in the event that Investment Company's shares are not registered, issued or sold in accordance with applicable federal law, or such law, precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately as to that Investment Company only upon such occurrence without notice;

       I. Termination by the Adviser or any Investment Company upon written notice to the Insurance Company, upon a determination by its Board in good faith that it is no longer advisable and in the best interests of shareholders of the Adviser or that Investment Company to continue to operate pursuant to this Agreement;

       J. Termination by the Adviser or any Investment Company upon written notice to the Insurance Company, if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Investment Company reasonably believes that the Contracts may fail to so qualify;

       K. At the option of any party to this Agreement, upon another party's breach of any material provision of this Agreement;

9.2.  Effect of Termination

       A. Notwithstanding any termination of this Agreement, the Investment Company shall at the option of the Insurance Company, continue to make available additional shares of the Investment Company pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts") unless such further sale of Investment Company shares is proscribed by law, regulation or applicable regulatory body. Specifically, without limitation, the owners of the Existing Contracts will be permitted to direct allocation and reallocation of investments in the Investment Company, redeem investments in the Investment Company and invest in the Fund through additional purchase payments.

       B. Insurance Company agrees not to redeem Investment Company shares attributable to the Contracts except (i) as necessary to implement Contract owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application or (iii) as permitted by an order of the SEC. Upon request, Insurance Company will promptly furnish to the Investment Company the opinion of counsel for the Insurance Company to the effect that any redemption pursuant to clause (ii) above is a legally required redemption.

       C. In addition to the foregoing, Article VII Indemnification shall survive any termination of this Agreement.

                                   ARTICLE X
                                    NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of that other party set forth below or at such other address as the other party may from time to time specify in writing.

If to the Adviser or Investment Company:

(Name of Fund)
c/o The Dreyfus Corporation
200 Park Avenue
New York, NY 10166
Attn: General Counsel

With copies to:

Stroock, Stroock & Lavan
180 Maiden Lane
New York, NY 10038-4982
Attn: Lewis G. Cole, Esq
      Stuart H. Coleman, Esq.

If to the Insurance Company:

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06070
Attn: General Counsel

With copies to:

International Corporate Marketing Group
100 Campus Drive, Suite 250
Florham Park, NJ 07932
Attn: President

                                   ARTICLE XI
                                 MISCELLANEOUS

11.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party unless and until that information may come into the public domain.

11.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.5. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit those authorities reasonable access to its books and records in connection with any lawful investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.7. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign this Agreement without the prior written consent of the other parties.

11.8 This Agreement has been executed on behalf of each Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, trustee, officer or shareholder of the Fund individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

DREYFUS VARIABLE INVESTMENT FUND

By:       /s/ Michael A. Rosenberg
          --------------------------------------------
Name:     Michael A. Rosenberg
Title:    Secretary

DREYFUS LIFE AND ANNUTIY INDEX FUND, INC.
(d/b/a DREYFUS STOCK INDEX FUND

By:       /s/ Michael A. Rosenberg
          --------------------------------------------
Name:     Michael A. Rosenberg
Title:    Secretary

DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

By:       /s/ Michael A. Rosenberg
          --------------------------------------------
Name:     Michael A. Rosenberg
Title:    Assistant Secretary

DREYFUS INVESTMENT PORTFOLIOS

By:       /s/ Michael A. Rosenberg
          --------------------------------------------
Name:     Michael A. Rosenberg
Title:    Assistant Secretary

THE DREYFUS CORPORATION

By:       /s/ Thomas F. Eggers
          --------------------------------------------
Name:     Thomas F. Eggers
Title:    Vice-Chairman

HARTFORD LIFE INSURANCE COMPANY        HARTFORD LIFE AND ANNUITY
                                       INSURANCE COMPANY

By:    /s/ James P. Van Etten          By:    /s/ Joseph F. Mahoney, Jr
       ------------------------------         ------------------------------
Name:  James P. Van Etten              Name:  Joseph F. Mahoney, Jr
Title: Vice President                  Title: Vice President

                                   SCHEDULE A

                           SEGREGATED ASSET ACCOUNTS

NAME                                                          DATE ESTABLISHED
--------------------------------------------------------------------------------
ICMG Registered Variable Life Separate Account One            October 9, 1995

                                   SCHEDULE B

               INSURANCE PRODUCT AND UNDERLYING FUNDS/PORTFOLIOS

PRODUCT                   FORM #                    INSURER                        FUNDS/PORTFOLIOS
-------------------------------------------------------------------------------------------------------------
Wells Fargo               GVL-95        Hartford Life & Annuity           Dreyfus Investment Portfolios --
Non-qualified                           Insurance Company                 Core Bond Portfolio
Select
                                                                          Dreyfus Investment Portfolios --
                                                                          Emerging Markets Portfolio
                                                                          Dreyfus Variable Investment Fund --
                                                                          Small Cap Portfolio

                                   SCHEDULE A

                               SEPARATE ACCOUNTS

Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts. Currently, those Separate Accounts are:

401 MARKET

K, K1, K2, K3, K4
TK, TK1, TK2, TK3, TK4
VK, VK1, VK2, VK3, VK4
UK, UK1, UK2, UK3, UK4

403 AND 457 MARKETS

DCI, DCII, DCIII, DCIV, DCV, DCVI, 457, UFC, 403

                                   SCHEDULE B

PORTFOLIO                                                         BASIS POINTS
--------------------------------------------------------------------------------
DREYFUS INDEX FUNDS, INC.
 Dreyfus International Stock Index Fund                            30 (0.30)%
DREYFUS RETIREMENT PORTFOLIOS, INC.
(d/b/a DREYFUS LIFETIME PORTFOLIOS, INC.
 Growth Portfolio                                                  30 (0.30)%
 Growth & Income Portfolio                                         30 (0.30)%
 Income Portfolio                                                  30 (0.30)%
DREYFUS MID CAP INDEX FUND                                         30 (0.30)%
DREYFUS DEBT & EQUITY FUNDS
 Dreyfus Premier Core Bond Fund                                    30 (0.30)%
DREYFUS PREMIER THIRD CENTURY FUND (Z)                             25 (0.25)%
DREYFUS PREMIER THIRD CENTURY FUND (A)                             30 (0.30)%
DRFYFUS BASIC S & P 500 STOCK INDEX                                 5 (0.05)%
DREYFUS BOND MARKET INDEX                                          25 (0.25)%